Exhibit 4.1

WARRANT to purchase ORDINARy shares

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 4.1 OF THE INVESTMENT AGREEMENT, DATED AS OF OCTOBER 30, 2020, BY AND BETWEEN GALAXY DIGITAL HOLDINGS LTD. (THE “COMPANY”) AND THE OTHER PARTIES THERETO (THE “INVESTMENT AGREEMENT”). NO SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR OTHER TRANSFER OF SUCH SECURITIES SHALL BE MADE EXCEPT PURSUANT TO THE TERMS AND CONDITIONS OF THE INVESTMENT AGREEMENT.

WARRANT TO PURCHASE ORDINARY SHARES

GALAXY DIGITAL HOLDINGS LTD.

Warrant Certificate Number: [●]
Original Issuance Date: [●], 2020

This WARRANT TO PURCHASE ORDINARY SHARES (this “Warrant Certificate”), certifies that, for value received and subject to the terms and conditions set forth herein, including, for the avoidance of doubt, Section 6, [●] (the “Holder”), or its permitted assigns, is entitled at any time from and following the date hereof and prior to the Expiry Time, to purchase, acquire, accept and receive up to [●] Ordinary Shares (as adjusted from time to time pursuant to Section 6, the “Warrant Shares”), validly issued, fully paid and non-assessable and free and clear of all Liens, at the Exercise Price. This Warrant Certificate is issued pursuant to the terms and conditions of the Investment Agreement, dated as of October 30, 2020 (the “Investment Agreement”), entered into by and between the Company and the other parties thereto.

Nothing contained herein shall confer any right upon the Holder to purchase, acquire, accept or receive any Ordinary Shares at any time after the Expiry Time, and from and after the Expiry Time, this Warrant Certificate and all rights hereunder and thereunder shall be void and of no value.

Section 1.     Defined Terms. Whenever used in this Warrant Certificate, except as otherwise specifically provided herein, the following terms shall have the meanings set forth in this Section 1.

“Acting jointly or in concert” has the meaning set out in National Instrument 6-2014 – Take-over bids and Issuer Bids promulgated by the Canadian securities authorities.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Adjustment Period” means the period commencing on the date hereof, but for the avoidance of doubt, following the Closing, and ending at the Expiry Time.

“Alternate Consideration” has the meaning ascribed to such term in Section 6(a)(ii)(E).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided that in the case of the Company, each of Galaxy Digital Holdings LP, GDH Intermediate LLC and Galaxy Digital LP, and each of their respective Subsidiaries, shall be considered an Affiliate of the Company. Notwithstanding the foregoing, “Affiliates” shall not include, and no provision of this Warrant Certificate shall be applicable to, the direct or indirect portfolio companies of investment funds advised or managed by a Holder or its Affiliates.

“Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Original Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with, or jointly or in concert with, the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of the applicable early warning provisions of Canadian securities laws. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Bankruptcy and Equity Exception” has the meaning ascribed to such term in the Investment Agreement.

“Bloomberg” means Bloomberg Financial Markets.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Toronto, Ontario, New York, New York or the Cayman Islands are required or authorized by Law to be closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in Toronto, Ontario, New York, New York or the Cayman Islands generally are open for use by customers on such day.

“Buy-in” has the meaning ascribed to such term in Section 3(c).

“Buy-In Price” has the meaning ascribed to such term in Section 3(c).

“CDS” has the meaning ascribed to such term in Section 3(c).

“CDS Settlement” has the meaning ascribed to such term in Section 3(c).

“Chosen Court” has the meaning ascribed to such term in Section 18(b).

“Closing” has the meaning ascribed to such term in the Investment Agreement.

“Company” has the meaning ascribed to such term in the legends on the face of this Warrant Certificate.

“Company Shareholder” means the holders of Ordinary Shares.

“Confidentiality Agreement” has the meaning ascribed to such term in the Investment Agreement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Corporate Event” has the meaning ascribed to such term in Section 6(a)(iii).

“Exercise Date” has the meaning ascribed to such term in Section 3(a).

“Exercise Price” means, subject to adjustment pursuant to Section 6 from time to time, $8.25 per Warrant Share, without any setoff, counterclaim, deduction or withholding.

“Exercise Price Change” has the meaning ascribed to such term in Section 6(a)(i)(B).

“Expiry Time” means 5:00 p.m. (New York City time) on November 12, 2022.

“Fundamental Transaction” means

(A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions,

(i) consolidate or merge with or into or otherwise combines with (whether or not the Company is the surviving corporation) another Subject Entity, or

(ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or

(iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the Ordinary Shares Post-Conversion, (y) 50% of the Ordinary Shares Post-Conversion calculated as if any Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined under applicable Canadian securities laws) of at least 50% of the Ordinary Shares Post-Conversion, or

(iv) consummate a stock purchase agreement, binding share exchange or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the Ordinary Shares Post-Conversion, (y) at least 50% of the Ordinary Shares Post-Conversion calculated as if any Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined under applicable Canadian securities laws) of at least 50% of the Ordinary Shares Post-Conversion, or

(v) reorganize, recapitalize or reclassify its Ordinary Shares,

(B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined under applicable Canadian securities laws), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in Ordinary Shares Post-Conversion, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and Ordinary Shares Post-Conversion, (y) at least 50% of the aggregate ordinary voting power represented by issued and Ordinary Shares Post-Conversion not held by all such Subject Entities as of the Subscription Date calculated as if any Ordinary Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and Ordinary Shares Post-Conversion or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Ordinary Shares without approval of the stockholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction;

provided that each of clause (A), (B) or (C) shall not be deemed to be a “Fundamental Transaction” if it results from (a) an Ordinary Share Reorganization or (b) a conversion of Class B Units by the Founder (as defined in the GDH LPA) pursuant to the GDH LPA.

“GDH” means Galaxy Digital Holdings LP.

“GDH LPA” means the Fourth Amended and Restated Limited Partnership Agreement of GDH, dated June 23, 2020, as may be amended from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, applicable as of the date or period at issue, and in the case of the Company, as applied by the Company consistent with past practice.

“Investment Agreement” has the meaning ascribed to such term in the Preamble.

“Law” means any Canadian, Cayman, U.S., non-U.S., non-Canadian, non-Cayman federal, state, provincial, territorial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or any Order.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind other than Liens arising under applicable securities Laws or imposed by this Warrant Certificate, the Investment Agreement, the GDH LPA, the organization certificate, bylaws or similar constitutive documents of the Company or the Transaction Documents.

“Maximum Percentage” has the meaning ascribed to such term in Section 3(g).

“Notice of Exercise” means the duly completed notice of exercise in the form set forth in Schedule A or such other form the Company and the Holder may agree to in writing.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.

“Ordinary Share” means the ordinary shares in the Company, par value $0.001 per share.

“Ordinary Share Reorganization” has the meaning ascribed to such term in Section 6(a)(i)(A).

“Ordinary Shares Post-Conversion” means the number of outstanding Ordinary Shares at any given time plus the number of Ordinary Shares as result from a conversion of all of the outstanding Class B Units of GDH by the Founder (as defined in the GDH LPA) pursuant to the GDH LPA.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on TSX, or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Parties” means, collectively, the Company and the Holder (each, a “Party”).

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Reclassification” has the meaning ascribed to such term in Section 6(a)(iii)(A).

“Representatives” means, with respect to any Person, its directors, officers, managers, members, employees, agents and professional advisors (including legal counsel, accountants, consultants and financial advisors).

“Securities Act” has the meaning ascribed to such term in legends on the face of this Warrant Certificate.

“Share Delivery Date” has the meaning ascribed to such term in Section 3(a).

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Subscription Date” means October 30, 2020.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Successor Capital Stock” has the meaning ascribed to such term in Section 6(a)(iii).

“Trading Day” means any day on which the Ordinary Shares are traded on the TSX.

“Transaction Documents” means all other documents, certificates or agreements executed in connection with the transactions contemplated by this Warrant Certificate and the Investment Agreement.

“Transfer Form” means the transfer form in the form set forth in Schedule B or such other form the Company and the Holder may agree to in writing.

“TSX” means the Toronto Stock Exchange, or any successor entity thereto or if the Ordinary Shares are no longer listed, traded or quoted thereon, any other securities exchange or quotation system on which the Ordinary Shares are listed, traded or quoted.

“Warrant Certificate” has the meaning ascribed to such term in the Preamble, but also means any warrant certificates issued upon division or combination of, or in replacement of this Warrant Certificate pursuant to Section 3, Section 8, or Section 9, as the case may be.

“Warrant Shares” has the meaning ascribed to such term in the Preamble.

Section 2.     Other Terms; Interpretation and Construction.

(a)     Each of the other capitalized terms used in this Warrant Certificate has the meaning set forth where such term is first used or, if no meaning is set forth, the meaning required by the context in which such term is used.

(b)     Unless otherwise specified herein, all Preamble, Section, clause and Schedule references used in this Warrant Certificate are to the preamble, sections, clauses and schedules to this Warrant Certificate.

(c)     Unless the context otherwise requires, for purposes of this Warrant Certificate: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; (iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Warrant Certificate shall refer to this Warrant Certificate as a whole and not any particular provision of this Warrant Certificate; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS; (viii) references to the “United States” or abbreviations thereof mean the United States of America, its states and its territories and possessions; and (ix) references to “Canada” or abbreviations thereof mean Canada, its provinces and its territories.

(d)     Except as otherwise specifically provided herein or the context otherwise requires, the term “dollars” and the symbol “$” mean Canadian Dollars and all amounts in Warrant Certificate shall be paid in Canadian Dollars, and in the event any amounts, costs, fees or expenses incurred by the Company or the Holder pursuant to this Warrant Certificate are denominated in a currency other than Canadian Dollars, to the extent applicable, the Canadian Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to Canadian Dollars at the foreign exchange rates published by the Bank of Canada or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.

(e)     Except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Warrant Certificate, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f)     Except as otherwise specifically provided herein, (i) all references to any statute in this Warrant Certificate include the rules and regulations promulgated thereunder, and unless the context otherwise requires, all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority, and (ii) all references to any Law in this Warrant Certificate shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(g)     Except as otherwise specifically provided herein, (i) all references in this Warrant Certificate to any contract, other agreement, document or instrument (excluding this Warrant Certificate) mean such contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached or incorporated thereto, and (ii) all references to this Warrant Certificate mean this Warrant Certificate (taking into account the provisions of Section 14) as amended, supplemented or otherwise modified from time to time in accordance with Section 16.

(h)     The Company and the Holder have jointly negotiated and drafted this Warrant Certificate, and if an ambiguity or a question of intent or interpretation arises, this Warrant Certificate shall be construed as if drafted jointly by the Company and the Holder, and no presumption or burden of proof shall arise favoring or disfavoring the Company or the Holder by virtue of the authorship of any provision of this Warrant Certificate.

Section 3.     Exercise of Warrant.

(a)     The rights represented by this Warrant Certificate may be exercised by the Holder, in whole or in part, from time to time on any Business Day (“Exercise Date”) on or after the date hereof until the Expiry Time by: (i) the surrender of this Warrant Certificate, solely to the extent the Warrant Certificate being exercised is exercised in full with zero (0) Warrant Shares issuable after giving effect to such exercise (subject to Section 3(f)), and delivery of a duly properly completed and duly executed Notice of Exercise to the Company in accordance with Section 10 (or to a designated agent of the Company as the Company may designate by notice in writing to the Holder at the address of the Holder appearing in the Warrant Register from time to time); and (ii) payment by wire transfer of immediately available funds to such account or accounts designated by the Company on behalf of itself or such one or more designees thereof in an amount in U.S. dollars (as converted using the daily average exchange rate reported by the Bank of Canada with respect to the Business Day prior to the Exercise Date) equal to the product obtained by multiplying the Exercise Price by the aggregate number of Warrant Shares in respect of which this Warrant Certificate is then being exercised.

(b)     Upon the proper exercise of the rights represented by this Warrant Certificate pursuant to Section 3(a), the Company shall, as promptly as practicable but in any event within two (2) Trading Days after the date of such Notice of Exercise (such date with respect to any exercise, the “Share Delivery Date”), issue, sell and deliver to the Holder the Warrant Shares purchased pursuant to such exercise by delivering to the Holder a Direct Registration System statement evidencing that such aggregate number of Warrant Shares has been registered electronically to the Holder in the Company’s records. Any Warrant Shares purchased pursuant to this Warrant Certificate shall be deemed to be issued, sold and delivered to the Holder, as the beneficial owner of such Warrant Shares, as of the close of business on the Business Day on which the Holder shall have fully and properly satisfied its obligations under Section 3(a) with respect to the exercise of the rights contemplated thereby, irrespective of the date such Warrant Shares are credited to the Holder’s account with CDS or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If the Warrant Shares purchased pursuant to a Notice of Exercise can be issued without any legends, at Holder’s election as indicated on the Notice of Exercise, in lieu of the delivery process described in Section 3(b), the Company shall credit such aggregate number of Warrant Shares to the Holder’s balance account with the depositary service of CDS Clearing and Depositary Services Inc. (“CDS” and such form of delivery, a “CDS Settlement”). The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via CDS, if any.

(c)     If on or prior to the Share Delivery Date the Company shall fail to deliver a CDS Settlement to which the Holder is entitled upon the Holder’s exercise under this Section 3(c) or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day, the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Ordinary Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request, promptly honor its obligation to deliver a CDS Settlement and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares, times (B) the volume weighted average trading price of the Ordinary Shares on the TSX beginning on the applicable Exercise Date and ending on the related Share Delivery Date.

(d)     If the Company shall fail for any reason or for no reason to timely deliver the Warrant Shares in connection with a Notice of Exercise, then Holder, upon written notice to the Company, may void its Notice of Exercise with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Notice of Exercise; provided that the voiding of a Notice of Exercise shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(c).

(e)     Any partial exercise of the rights represented by this Warrant Certificate resulting in the Holder purchasing, acquiring, accepting and receiving less than all of the aggregate number of Warrant Shares available hereunder shall reduce the number of outstanding Warrant Shares the Holder may purchase, acquire, accept and receive hereunder by an amount equal to the number of Warrant Shares so purchased, acquired, accepted and received, and the Holder or any successor, permitted assign or transferee thereof, by acceptance of this Warrant Certificate, acknowledges and agrees that the number of Warrant Shares available for purchase, acquisition, acceptance and receipt hereunder at any given time may be less than the amount stated on the face hereof. The Company shall, as promptly as practicable, confirm in writing the number of Warrant Shares available hereunder upon the reasonable request of the Holder.

(f)     Unless the rights represented by this Warrant Certificate shall have expired or shall have been fully exercised, the Company shall, at the request of the Holder, or may, at the Company’s election, upon the issuance, sale and delivery of the applicable Warrant Shares pursuant to Section 3(b), issue to the Holder a new Warrant Certificate, which shall be of like tenor to the Warrant Certificate being so replaced and shall be exercisable in the aggregate for a number of Warrant Shares as expressly contemplated by the Warrant Certificate so replaced less any Warrant Shares purchased, acquired, accepted and received under such replaced Warrant Certificate. Upon the delivery of such replacement Warrant Certificate in accordance with this Section 3(f), the replaced Warrant Certificate shall be null and void and the Holder shall promptly deliver it to the Company.

(g)     No fractional Warrant Shares or scrip shares representing fractional Warrant Shares shall be issued upon any exercise of this Warrant Certificate, and the Holder shall not be entitled to any cash payment or other compensation in lieu of any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase, acquire, accept and receive upon such exercise.

(h)     Notwithstanding anything contained herein to the contrary, the Warrant shall be exercisable at any moment in time prior to the Expiry Date in an amount (which when aggregated with all prior exercises) does not exceed the full number of Ordinary Shares contemplated by this Warrant and which, when aggregated with all holdings of the Holder and the other Attribution Parties does not exceed 19.9% of the issued and outstanding voting securities of the Company (the “Maximum Percentage”); provided that the Maximum Percentage is applicable only to the extent the Ontario Securities Act or any comparable legislation in any province of Canada that the Company remains a reporting issuer under applies to the Company.

Section 4.     Holder Not a Shareholder. Except as expressly provided by this Warrant Certificate, prior to the issuance to the Holder of the Warrant Shares to which the Holder is entitled to receive upon the exercise of this Warrant Certificate, the Holder, with respect to such Warrant Shares, shall not be entitled to receive dividends or other distributions, consent to any action of the Company Shareholders, receive notice of or vote at any meeting of Company Shareholders, receive notice of any other proceedings of the Company, or have any other rights as a Company Shareholder.

Section 5.     Valid Issuance and Authorized Shares. With respect to the exercise of this Warrant Certificate, the Company hereby represents, covenants and agrees that:

(a)     this Warrant Certificate is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception;

(b)     all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate shall, upon issuance, be duly and validly authorized and issued, fully paid and non-assessable and free and clear of all Liens other than Liens incurred by Buyer or its Affiliates or restrictions arising under applicable securities Laws or imposed by the GDH LPA, or the organization certificate, bylaws or similar constitutive documents of the Company;

(c)     from the date hereof, but, for the avoidance of doubt, following the Closing, until the Expiry Time, the Company shall at all times have authorized and reserved for issuance a sufficient number of its Ordinary Shares to provide for the exercise of the rights represented by this Warrant Certificate, including, for the avoidance of doubt, as adjusted pursuant to Section 6;

(d)     the Company shall use its commercially reasonable efforts not to close its shareholder books or records in any manner which prevents the timely exercise of the rights represented by this Warrant Certificate, pursuant to the terms hereof; and

(e)     the Company shall use its commercially reasonable efforts to ensure that Warrant Shares may be issued to the Holder upon the exercise of this Warrant Certificate without material violation of any applicable Law (including, for the avoidance of doubt, the requirements of the TSX and any other stock or securities exchange, marketplace or trading market upon which the Company has sought and obtained listing of the Ordinary Shares).

Section 6.     Adjustment to Exercise Price and Number of Warrant Shares.

(a)     Subject to Section 6(b), the Exercise Price and the number of Warrant Shares issuable to the Holder upon the exercise of this Warrant Certificate shall be subject to adjustment from time to time as expressly provided in the provisions of this Section 6 (in each case, after taking into consideration any prior adjustments pursuant to this Section 6); provided, however, that if more than one subsection of this Section 6 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 6 so as to result in duplication.

(i)     Share Dividends and Splits.

(A)     If at any time during the Adjustment Period the Company shall: (1)  fix a record date for the distribution to, or (without having fixed a record date therefor) make a distribution to, the holders of all of the outstanding Ordinary Shares payable in Ordinary Shares (which for the avoidance of doubt, shall not include any Warrant Shares issued by the Company upon the exercise of this Warrant Certificate); (2) subdivide, split or otherwise divide the outstanding Ordinary Shares into a greater number of Ordinary Shares; or (3) consolidate, reverse-split or otherwise aggregate the outstanding Ordinary Shares into a smaller number of Ordinary Shares (any of the events contemplated by the foregoing clauses (1), (2) and (3) of this Section 6(a)(i)(A), a “Ordinary Share Reorganization”), then the Exercise Price shall be adjusted, effective immediately after the record date for the determination of the Company Shareholders entitled to receive the distributions contemplated by the foregoing clause (1) of this Section 6(a)(i)(A) or immediately after the effective date in the case of such a subdivision or consolidation contemplated by the foregoing clauses (2) or (3) of this Section 6(a)(i)(A), to an amount equal to the product obtained, rounded to the nearest penny, by multiplying the Exercise Price in effect immediately prior to any such adjustment by a fraction: (x) the numerator of which shall be the number of Ordinary Shares outstanding on such record date or effective date, as the case may be, before giving effect to such Ordinary Share Reorganization; and (y) the denominator of which shall be the number of Ordinary Shares which will be outstanding immediately after giving effect to such Ordinary Share Reorganization.

(B)     If at any time during the Adjustment Period any adjustment in the Exercise Price shall occur pursuant to this Section 6(a)(i) (any such adjustment, an “Exercise Price Change”), then the number of Warrant Shares purchasable upon the subsequent exercise of this Warrant Certificate shall be simultaneously adjusted so that it is equal to the product obtained by multiplying (I) the number of Ordinary Shares purchasable upon the exercise of this Warrant Certificate immediately prior to the effectiveness of such Exercise Price Change by (II) a fraction of which (x) the numerator is the Exercise Price as in effect immediately prior to such Exercise Price Change and (y) the denominator is the Exercise Price as in effect immediately after such Exercise Price Change.

(ii)     Fundamental Transactions.

(A)     The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes (which may be by operation of law) all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 6(a)(ii)(A), and the Successor Entity, if so requested by the Holder, shall deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, exercisable for a corresponding number of shares of capital stock equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).

(B)     Upon the consummation of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

(C)     To the extent that the Holder’s right to receive any such shares of publicly traded ordinary shares (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded ordinary shares (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation; provided that any Ordinary Shares held in abeyance at the Expiry Time shall be cancelled.

(D)     Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the Ordinary Shares (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded common stock or common shares (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with Section 6.

(E)     In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the Corporate Event but prior to the Expiry Date, in lieu of the Ordinary Shares (or other securities, cash, assets or other property) purchasable upon the exercise of this Warrant prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (the “Alternate Consideration”) which the Holder would have been entitled to receive upon the consummation of such Corporate Event had this Warrant been exercised immediately prior to such Corporate Event. In determining the kind and amount of Alternate Consideration receivable upon exercise of this Warrant Certificate following the consummation of such Corporate Event, if the holders of Ordinary Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Corporate Event, then the Holder shall have the right to make a similar election upon exercise of this Warrant Certificate with respect to the number of shares of stock or other securities or property which the Holder will receive as Alternate Consideration upon exercise of this Warrant Certificate.

(b)     In connection with any adjustments made pursuant to Section 6(a):

(i)     subject to the other provisions of this Section 6(b), any adjustment made pursuant to Section 6(a) shall be made successively whenever an event referred to therein shall occur;

(ii)     if the Company sets a record date to determine the Company Shareholders for the purpose of entitling such holders to receive any dividend or distribution or any purchase rights and shall thereafter and before the distribution to such holders of any such dividend, distribution or purchase rights legally abandon its plan to pay or deliver such dividend, distribution or purchase rights, then no adjustment in the Exercise Price or the number of Warrant Shares purchasable under the Warrant Certificate shall be required by reason of the setting of such record date; and

(iii)     in any case in which this Warrant Certificate shall require that an adjustment shall become effective immediately after a record date for an event referred to in Section 6(a), the Company (acting reasonably and in good faith) may defer, until the occurrence of such event: (A) issuing to the Holder, to the extent that this Warrant Certificate is exercised after such record date and before the occurrence of such event, the additional Warrant Shares issuable upon such exercise by reason of the adjustment required by such event; and (B) delivering to the Holder any distribution declared with respect to such additional Warrant Shares after such record date and before such event; provided, however, that the Company shall deliver to the Holder an appropriate instrument evidencing the right of the Holder upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price or the number of Warrant Shares purchasable upon the exercise of this Warrant Certificate and to such distribution declared with respect to any such additional Warrant Shares issuable on the exercise of this Warrant Certificate.

(c)     Notwithstanding any provision of this Section 6 to the contrary, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant Certificate is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of an Ordinary Share; provided, however, that the Company shall carry forward any adjustments that are less than $0.01 or one-tenth (1/10th) of an Ordinary Share; provided, further, that the Company shall make such carried forward adjustment, regardless of whether the aggregate adjustment is less than $0.01 or one-tenth (1/10th) of an Ordinary Share upon any exercise.

(d)     Not later than the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the Holder under this Warrant Certificate, including the Exercise Price or the number of Warrant Shares which may be purchased, acquired, accepted and received under this Warrant Certificate, the Company shall deliver to the Holder a notice briefly stating the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. In case any adjustment for which a notice in this Section 6(c) has been given is not then determinable, the Company shall promptly after such adjustment is determinable deliver to the Holder a notice setting forth the calculation of such adjustment.

Section 7.     Investment Agreement; Not Transferable; Securities Laws and Legends.

(a)     Notwithstanding the generality of Section 14, the Holder hereby acknowledges and agrees that this Warrant Certificate and all Warrant Shares issuable upon exercise of this Warrant Certificate are and shall be subject to the terms and conditions of the Investment Agreement, including any representations and warranties of the Holder made therein.

(b)     This Warrant Certificate and all rights hereunder shall not be assignable or transferable, in whole or in part, by the Holder, other than (i) to an Affiliate of the Holder that agrees in writing with the Company to be bound by this Certificate as fully as if the transferee were an initial signatory hereto or (ii) transfers of the Warrants for the purchase of the lesser of (x) 500,000 Ordinary Shares (as adjusted from time to time pursuant to Section 6) and (y) such number of Ordinary Shares that then remains issuable upon exercise of this Certificate; provided, that (x) such transferee is not a U.S. Person (as defined in Rule 902(k) of Regulation S promulgated under the Securities Act) and (y) the Transfer is conducted in an “offshore transaction” (as defined in Rule 902(h) of Regulation S promulgated under the Securities Act) in a manner not involving any “directed selling efforts” (as defined in Rule 902(c) of Regulation S promulgated under the Securities Act) in the United States; provided, further, that the foregoing restrictions and limitations shall not apply to the Warrant Shares once issued, which shall be subject to the transfer provisions set forth in Section 4.3 of the Investment Agreement. To transfer the Warrant Certificate, the Holder must surrender this Warrant Certificate and deliver a properly completed and duly executed Transfer Form to the Company in accordance with Section 10 (or with a designated agent of the Company as the Company may designate by notice in writing to the Holder at the address of such Holder appearing in the Warrant Register from time to time). Upon such surrender, the Company shall issue a new warrant certificate or certificates in the name of the transferee, as applicable, and in the denomination or denominations specified in the Transfer Form, and shall issue to the transferee a new warrant certificate evidencing the portion of this Warrant Certificate, if any, not so transferred, and this Warrant Certificate shall promptly be cancelled. Any instrument purporting to make an assignment in violation of this Section 7(b) shall be void.

(c)     The Holder hereby acknowledges the legends set forth on the face of this Warrant Certificate, agrees to comply in all respects with the applicable securities Laws contemplated by such legends and the requirements of such legends and acknowledges and agrees that any new Warrant Certificate or Warrant Certificates issued pursuant to Section 3, Section 88, or Section 99 shall bear or contain the legends set forth on the face of this Warrant Certificate.

Section 8.     Loss, Theft, Destruction or Mutilation of this Warrant Certificate. Upon receipt of evidence reasonably satisfactory to the Company (acting reasonably and in good faith) of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond, indemnity or security satisfactory to the Company (acting reasonably and in good faith), or, in the case of any such mutilation, upon surrender to the Company and cancellation of such mutilated Warrant Certificate, the Company shall issue to the Holder, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor to such lost, stolen, destroyed or mutilated Warrant Certificate, which shall be exercisable in the aggregate for an equivalent number of Warrant Shares as expressly contemplated by the Warrant Certificate so replaced.

Section 9.     Division and Combination. Subject to the other applicable terms and conditions of this Warrant Certificate and subject to the terms and conditions of the Investment Agreement (in each case, including those related to any assignment or other transfer of this Warrant Certificate), at any time prior to the Expiry Time, (a) this Warrant Certificate may be divided or, following any such division of this Warrant Certificate, subsequently combined with other Warrant Certificates, upon the surrender of this Warrant Certificate or other Warrant Certificates to the Company at the Company’s then principal office (or such other office of the Company or with a designated agent of the Company as the Company may designate by notice in writing to the Holder at the address of such Holder appearing in the Warrant Register from time to time), together with a written notice specifying the names and denominations in which new Warrant Certificates are to be issued, signed by the Holder or their agents or attorneys, (b) the Company shall at, the Holder’s expense, issue a new Warrant Certificate or Warrant Certificates in exchange for the Warrant Certificate or Warrant Certificates so surrendered, and (c) such new Warrant Certificate or Warrant Certificates shall be of like tenor to the surrendered Warrant Certificate or Warrant Certificates and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as expressly contemplated by the Warrant Certificate or Warrant Certificates so surrendered.

Section 10.     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant Certificate must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon delivery, when sent by electronic mail; or (c) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 10):

If to the Company:	Galaxy Digital Holdings Ltd.
107 Grand Street
New York, NY 10013
Attention: Andrew Siegel
	E-mail:	Andrew.Siegel@galaxydigital.io
galaxywarrantnotices@galaxydigital.io

with a copy (for informational purposes only) to:
Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
	Attention:	C. Andrew Gerlach
	E-mail:	gerlacha@sullcrom.com

If to the Holder, to the address set forth in such Holder’s signature page to this Warrant Certificate.

Section 11.     Fees and Expenses. Each Party shall bear its own fees and expenses in connection with the evaluation, negotiation and consummation of the transactions contemplated herein.

Section 12.     Headings. The headings of this Warrant Certificate are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant Certificate.

Section 13.     Severability. If any provision of this Warrant Certificate is prohibited by Law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant Certificate so long as this Warrant Certificate as so modified continues to express, without material change, the original intentions of the Parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Parties or the practical realization of the benefits that would otherwise be conferred upon the Parties. The Parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 14.     Entire Agreement.

(a)     This Warrant Certificate, the Transaction Documents and the Confidentiality Agreement, supersede all other prior or contemporaneous negotiations, writings and understandings, both written and oral, between or among the Holder, the Company, their respected Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Warrant Certificate, the Transaction Documents, and the Confidentiality Agreement constitute the full and entire understanding and agreement of the Parties with respect to the matters covered herein and therein.

(b)     Except for the express written representations and warranties made by the Company in this Warrant Certificate, the Investment Agreement or in any Transaction Document, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Warrant Certificate or Warrant Shares or the transactions contemplated by this Warrant Certificate, and the Company expressly disclaims any such other representations or warranties and the Holder acknowledges and agrees that it has relied solely on the results of its and its Subsidiaries’ and its and their respective Representatives’ independent investigations, and none of the Holder, any of its Affiliates or any of its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Subsidiaries or any of its or their respective Representatives, other than the express written representations and warranties expressly set forth in this Warrant Certificate and in any instrument or other document delivered pursuant to this Warrant Certificate, the Investment Agreement or any of the Transaction Documents.

Section 15.     No Third-Party Beneficiaries. This Warrant Certificate is intended solely for the benefit of the Parties and their respective successors, heirs and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 16.     Amendment or Other Modification; Waiver.

(a)     This Warrant Certificate may be amended or otherwise modified only by a written instrument duly executed and delivered by the Company and the Holder.

(b)     The conditions to each of the Company’s and the Holder’s respective obligations to consummate the transactions contemplated by this Warrant Certificate are for the sole benefit of the Company and the Holder (as the case may be) and may be waived by the Company and the Holder (as the case may be) in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by the Company or the Holder in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.     Withholding Taxes. The Company, the Holder and any applicable withholding agent shall be entitled to deduct and withhold with respect to any amounts payable in connection with the transactions contemplated by this Warrant Certificate, such amounts as are required to be deducted or withheld under applicable Law. To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Authority or other applicable Person in accordance with applicable Law, such amounts will be treated for all purposes under this Warrant Certificate as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 18.     Governing Law and Venue; Jury Trial.

(a)     This Warrant Certificate, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Warrant Certificate or the Transaction Documents, or the negotiation, execution or performance of this Warrant Certificate or the Transaction Documents, shall be governed by, and enforced in accordance with, the Laws of the State of New York (and, to the extent applicable, the Cayman Islands), including its statutes of limitations, without giving effect to applicable principles of conflicts of Law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)     Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Warrant Certificate or any Transaction Document or the transactions contemplated hereby or thereby exclusively in the any court of the State of New York located in the borough of Manhattan in New York City and the United States District Court for the Southern District of New York (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Warrant Certificate or any of the Transaction Documents (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)     EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS WARRANT CERTIFICATE OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS WARRANT CERTIFICATE AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 18(C).

(d)     Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Warrant Certificate in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity.

Section 19.     Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Warrant Certificate and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 20.     Counterparts. This Warrant Certificate may be executed in identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party; provided that a.pdf signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a.pdf signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have caused this Warrant Certificate to be duly executed and delivered as of the date first written above.

GALAXY DIGITAL HOLDINGS LTD.

By:
Name:
Title:

[Signature Page to Warrant to Purchase Ordinary Shares]

IN WITNESS WHEREOF, the Company and Holder have caused this Warrant Certificate to be duly executed and delivered as of the date first written above.

Address for Notices:

E-mail:

[Signature Page to Warrant to Purchase Ordinary Shares]

SCHEDULE A

NOTICE OF EXERCISE

TO:	GALAXY DIGITAL HOLDINGS LTD. (the “Company”)

Unless the context otherwise requires, capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the warrant to purchase ordinary shares in the Company, par value $0.001 per share, registered as warrant certificate number [●] in the name of the undersigned in the records of the Company maintained for such purpose (the “Warrant Certificate”).

Pursuant to Section 3 of the Warrant Certificate, the undersigned hereby exercises the right to purchase, acquire, accept and receive [●] Warrant Shares pursuant to the terms and conditions of the Warrant Certificate and in connection therewith has made or contemporaneously herewith shall make payment of an amount equal to the product of the Exercise Price multiplied by such number of Warrant Shares. The Warrant Shares are to be issued as follows:

Name:

Address in full:

CDS Election:	☐ Yes ☐ No

If CDS Election is selected, please complete items 1-5:

1. Broker Name
2. Broker CUID
3. Deposit ID
4. Broker Contact Name
5. Broker Contact Phone #

DATED this [●] day of [●], 20[●]
Signature Guaranteed	(Signature of Warrantholder)
(if required)

Print full name

Print full address

Schedule A-1

Instructions:

If further nominees are intended, please attach (and initial) a schedule providing the applicable particulars.

The signature on this Notice of Exercise must correspond in every particular with the name shown on the face of the Warrant Certificate without any alteration or this Notice of Exercise must be signed by a duly authorized signing officer of the Holder. If this Notice of Exercise is signed by a duly authorized signing officer of the Holder, the Warrant Certificate must be accompanied by evidence of such officer’s authority to sign on behalf of the Holder.

If the Notice of Exercise indicates that Warrant Shares are to be issued to a Person or Persons other than the registered holder of the Warrant Certificate or an Affiliate of such registered holder, the endorsement must be guaranteed, in either case, by a Canadian Schedule 1 Bank, or a member of a recognized Medallion Guarantee Program. The stamp affixed thereon by the guarantor must bear the actual words “Signature Guarantee”, or “Endorsement Guaranteed” from a bank or  “Signature Medallion Guaranteed” from a broker or a member of a stock exchange in accordance with industry standards.

Schedule A-2

Investor Representation Letter

Exemptions under Articles 19 and 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (SI 2005/1529) (the “Financial Promotion Order”) and reverse solicitation under Regulation 47 of the Alternative Investment Fund Managers Regulations 2013 (SI 2013 No. 1773 (the “AIFM Regulations”)

I make this statement:

1.	so that I am able to receive promotions of securities in Galaxy Digital Holdings Ltd. where such promotions are exempt from the restriction in section 21 of the Financial Services and Markets Act 2000 (the “FSMA”); and

2.	to confirm that the offering or placement of securities in Galaxy Digital Holdings Ltd. was at my own initiative in order to come within the exemptions set out in Regulation 47 of the AIFM Regulations, from certain marketing restrictions contained in the AIFM Regulation.

Exemptions under the Financial Promotion Order

The exemption from the restriction in section 21 of the FMSA relates to investment professionals (within the meaning of article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005) and persons to whom articles 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 applies. I declare that I qualify as such. I accept that the schemes to which the promotions will relate are not authorised or recognised for the purposes of that Act.

I declare that I am an investment professional or a person to whom article 49(2) applies for the purposes of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

I understand that this means:

1.	I can receive financial promotions that may not have been approved by a person authorised by the Financial Conduct Authority;

2.	the content of such financial promotions may not conform to rules issued by the Financial Conduct Authority;

3.	by signing this statement I may lose significant rights;

4.	I may have no right to complain to either of the following:

a.	the Financial Conduct Authority; or

b.	the Financial Ombudsmen Scheme;

5.	I may have no right to seek compensation from the Financial Services Compensation Scheme.

I confirm that I am one or both of the following:

1.an investment professional because at least one of the following applies:

a.	I am an authorised person;

b.	I am a director, officer or employee for any of:

i.	an authorised person;

ii.	an exempt person where the communication relates to a controlled activity which is a regulated activity in relation to which the person is exempt;

iii.	any other person:

1.	whose ordinary activities involve me in carrying on the controlled activity to which the communication relates for the purpose of a business carried on by me; or

2.	who it is reasonable to expect will carry on such activity for the purposes of a business carried on by me; or

Schedule A-3

iv.	a government, local authority (whether in the United Kingdom or elsewhere) or an international organisation,

where my responsibilities when acting in that capacity involve me in the carrying on by such entity of controlled activities.

2.	a person to whom articles 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 applies because I am a director, officer or employee, engaged in investment activity, of at least one of the following:

a.	any body corporate which has, or which is a member of the same group as an undertaking which has, a called-up share capital or net assets of not less than:

i.	if the body corporate has more than 20 members or is a subsidiary undertaking of an undertaking which has more than 20 members, £500,000;

ii.	otherwise, £5 million;

b.	any unincorporated association or partnership which has net assets of not less than £5 million; or

c.	the trustee of a high value trust.

I confirm I have professional experience in matters relating to investments.

Reverse Solicitation under the AIFM Regulations

I also confirm that the offering or placement of securities in Galaxy Digital Holdings Ltd. was made at my own initiative.

I understand that I can lose my property and other assets from making investment decisions based on financial promotions.

I am aware that it is open to me to seek advice from someone who specialises in advising on investments.

Signature:	Print Name:

Date:

Schedule A-4

SCHEDULE B

TRANSFER FORM

TO:	GALAXY DIGITAL HOLDINGS LTD. (the “Company”)

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby sells, assigns and transfers to [●], [if transferee is a natural person: located at [●]][if the transferee is an entity: formed in [●]], a warrant to purchase [●] ordinary shares in the Company, par value $0.001 per share. The warrant is registered as warrant certificate number [●] in the name of the undersigned in the records of the Company maintained for such purpose (the “Warrant Certificate”). The undersigned hereby unconditionally and irrevocably appoints [●] the attorney of the undersigned to transfer such securities in such records of the Company with full power of substitution.

DATED this [●] day of [●], 20[●]
Signature Guaranteed	(Signature of Transferor)

Print full name

Print full address

Instructions:

The signature on this Transfer Form must correspond in every particular with the name shown on the face of the Warrant Certificate without any alteration or this Transfer Form must be signed by a duly authorized signing officer of Transferor. If this Transfer Form is signed by a duly authorized signing officer of the Transferor, the Warrant Certificate must be accompanied by evidence of such officer’s authority to sign on behalf of Transferor.

The endorsement must be signature guaranteed by a Canadian Schedule 1 Bank, or a member of a recognized Medallion Guarantee Program. The stamp affixed thereon by the guarantor must bear the actual words “Signature Guarantee”, or “Endorsement Guaranteed” from a bank or  “Signature Medallion Guaranteed” from a broker or a member of a stock exchange in accordance with industry standards.

Schedule B-1